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                                 EXHIBIT 23-1
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                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Mercantile Bancorporation Inc.:

Plan Administrator
Mercantile Bancorporation Inc.
    Horizon Investment and Savings Plan and Trust:


We consent to incorporation by reference in the Registration Statement
(No. 33-35139) on Form S-8 of Mercantile Bancorporation Inc. related to the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust of our report dated June 26, 1998, relating to the statements of net assets available for plan benefits of the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended and the related schedules, which report appears in the 1997 Annual Report on Form 10-K/A, of Mercantile Bancorporation Inc.


                                   /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
June 26, 1998